CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
0.700% Notes due 2016	$1,000,000,000	$136,400
Floating Rate Notes due 2016	$500,000,000	$68,200
1.300% Notes due 2018	$1,000,000,000	$136,400
Floating Rate Notes due 2018	$1,000,000,000	$136,400
2.800% Notes due 2023	$1,750,000,000	$238,700
4.150% Notes due 2043	$1,250,000,000	$170,500

Total	$6,500,000,000	$886,600

(1)
The filing fee of $886,600 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

 Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-185248

Prospectus Supplement
(To Prospectus dated December 3, 2012)

$6,500,000,000

Merck & Co., Inc.

$1,000,000,000 0.700% Notes due 2016
$500,000,000 Floating Rate Notes due 2016
$1,000,000,000 1.300% Notes due 2018
$1,000,000,000 Floating Rate Notes due 2018
$1,750,000,000 2.800% Notes due 2023
$1,250,000,000 4.150% Notes due 2043

           We are offering $1,000,000,000 aggregate principal amount of our 0.700% Notes due 2016 (the "2016 fixed rate notes"), $500,000,000 aggregate principal amount of our Floating Rate Notes due 2016 (the "2016 floating rate notes"), $1,000,000,000 aggregate principal amount of our 1.300% Notes due 2018 (the "2018 fixed rate notes"), $1,000,000,000 aggregate principal amount of our Floating Rate Notes due 2018 (the "2018 floating rate notes"), $1,750,000,000 aggregate principal amount of our 2.800% Notes due 2023 (the "2023 notes") and $1,250,000,000 aggregate principal amount of our 4.150% Notes due 2043 (the "2043 notes"). We refer to the 2016 fixed rate notes, the 2018 fixed rate notes, the 2023 notes and the 2043 notes collectively as the fixed rate notes, and the 2016 floating rate notes and the 2018 floating rate notes collectively as the floating rate notes. We refer to the fixed rate notes and the floating rate notes collectively as the notes.

           Interest on the fixed rate notes is payable on May 18 and November 18 of each year, beginning on November 18, 2013, and interest on the floating rate notes is payable on February 18, May 18, August 18 and November 18 of each year, beginning on August 18, 2013. The 2016 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.19% and the 2018 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.36%. The 2016 fixed rate notes and the 2016 floating rate notes will mature on May 18, 2016, the 2018 fixed rate notes and the 2018 floating rate notes will mature on May 18, 2018, the 2023 notes will mature on May 18, 2023 and the 2043 notes will mature on May 18, 2043.

           We may redeem some or all of the fixed rate notes of each series at any time at the applicable redemption price set forth in the prospectus supplement under the caption "Description of the Notes—Optional Redemption." The floating rate notes are not redeemable prior to maturity.

           Investing in the notes involves risks. See "Risk Factors" on page S-2 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)
Per 2016 fixed rate note	99.973%	0.250%	99.723%
Total	$999,730,000	$2,500,000	$997,230,000
Per 2016 floating rate note	100.000%	0.250%	99.750%
Total	$500,000,000	$1,250,000	$498,750,000
Per 2018 fixed rate note	99.769%	0.350%	99.419%
Total	$997,690,000	$3,500,000	$994,190,000
Per 2018 floating rate note	100.000%	0.350%	99.650%
Total	$1,000,000,000	$3,500,000	$996,500,000
Per 2023 note	99.913%	0.450%	99.463%
Total	$1,748,477,500	$7,875,000	$1,740,602,500
Per 2043 note	99.694%	0.875%	98.819%
Total	$1,246,175,000	$10,937,500	$1,235,237,500

(1)
Plus accrued interest from May 20, 2013, if settlement occurs after that date.

           Interest on the notes will accrue from May 20, 2013. The notes will not be listed on any securities exchange or automated dealer quotation system. Currently, there are no public markets for the notes.

           We expect that delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., on or about May 20, 2013.

Joint Book-Running Managers

BNP PARIBAS	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley
All Notes	All Notes	All Notes	All Notes
BofA Merrill Lynch	Citigroup	Credit Suisse	Goldman, Sachs & Co.
(2023 Notes)	(2023 Notes)	(2016 Fixed Rate Notes)	(2043 Notes)
HSBC	RBS	UBS Investment Bank
(2016 Floating Rate Notes)	(2018 Floating Rate Notes)	(2018 Fixed Rate Notes)
Senior Co-Managers
BofA Merrill Lynch	Citigroup	Credit Suisse	Goldman, Sachs & Co.
(2016, 2018, 2043 Notes)	(2016, 2018, 2043 Notes)	(2016 Floating Rate, 2018, 2023, 2043 Notes)	(2016, 2018, 2023 Notes)
HSBC	RBS	UBS Investment Bank
(2016 Fixed Rate, 2018, 2023, 2043 Notes)	(2016, 2018 Fixed Rate, 2023, 2043 Notes)	(2016, 2018 Floating Rate, 2023, 2043 Notes)
Co-Managers
Drexel Hamilton	Santander	SOCIETE GENERALE	Standard Chartered Bank
SMBC Nikko	US Bancorp	Wells Fargo Securities	The Williams Capital Group, L.P.

May 15, 2013

        We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, any related free writing prospectus prepared by us or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement, any related free writing prospectus or the accompanying prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, any related free writing prospectus or the accompanying prospectus, regardless of the time of delivery of such document or any sale of the securities offered hereby or thereby, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information. Generally, references to the "prospectus" in this prospectus supplement and the accompanying prospectus mean both this prospectus supplement and the accompanying prospectus combined.

Prospectus Supplement

S-i

MERCK

        We are a global health care company that delivers innovative health solutions through our prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which we market directly and through our joint ventures. Our operations are principally managed on a products basis and are comprised of four operating segments, which are the Pharmaceutical, Animal Health, Consumer Care and Alliances segments, and one reportable segment, which is the Pharmaceutical segment. The Pharmaceutical segment includes human health pharmaceutical and vaccine products marketed either directly by us or through joint ventures.

        Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. We sell these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. We sell these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. We also have animal health operations that discover, develop, manufacture and market animal health products, including vaccines, which we sell to veterinarians, distributors and animal producers. Additionally, we have consumer care operations that develop, manufacture and market over-the-counter, foot care and sun care products, which are sold through wholesale and retail drug, food chain and mass merchandiser outlets, as well as club stores and specialty channels.

        Our address is One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and our telephone number is (908) 423-1000. Our web site is located at www.merck.com. Information available on, or accessible through, our web site is not incorporated into this prospectus supplement or the accompanying prospectus by reference and should not be considered a part of this prospectus supplement or the accompanying prospectus.

 RISK FACTORS

        Before acquiring any of the notes, you should carefully consider the following risk factors and the risk factors and assumptions related to our business identified or described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Current Report on Form 8-K incorporated by reference herein, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. The occurrence of any one or more of the foregoing or following risks could materially adversely affect your investment in the notes or our business and operating results.

The notes are obligations exclusively of Merck and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the liabilities of our subsidiaries.

        The notes are not guaranteed by any of our subsidiaries and therefore the notes will be structurally subordinated to all existing and future secured and unsecured indebtedness and other liabilities of our subsidiaries. The indebtedness of our subsidiaries totaled $6.7 billion as of March 31, 2013. In addition, as of March 31, 2013, certain of our subsidiaries also guaranteed $6.3 billion aggregate principal amount of our existing indebtedness. Our obligations under the notes will be structurally subordinated to guarantees by our subsidiaries of our indebtedness. We also guarantee indebtedness of our subsidiary Merck Sharp & Dohme Corp. ("Old Merck"), including $6.2 billion aggregate principal amount of its outstanding debt securities (which is part of the $6.7 billion of indebtedness of our subsidiaries referred to above). Therefore the notes will be structurally subordinated to Old Merck's obligations with respect to those debt securities, and our guarantee of those debt securities will rank pari passu with the notes. The terms of the notes and the indenture do not preclude our subsidiaries from incurring debt or other liabilities or providing guarantees that will be structurally senior to the notes.

The notes are our unsecured obligations and will be effectively junior to secured indebtedness that we may incur or issue.

        The notes will be unsecured obligations. Holders of any secured debt that we may incur or issue may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. In the event of our bankruptcy, liquidation or similar proceeding, holders of our secured debt would be entitled to proceed against their collateral, and the assets securing that collateral may not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively junior to any secured debt that we may incur or issue, to the extent of the value of the assets securing such debt.

Active trading markets for the notes may not develop, which could limit their market prices or your ability to sell them.

        The notes are new issues of debt securities for which there currently are no trading markets. As a result, we cannot provide any assurance that any markets will develop for the notes or that you will be able to sell your notes. We have no plans to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. If any of the notes are traded after their initial issuance, they may trade at discounts from their initial offering prices depending on prevailing interest rates, the markets for similar securities, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes of any series, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. The market price of our floating rate notes, in particular, will be influenced by the three-month LIBOR, volatility in such rate and events that affect the LIBOR generally. To the extent active trading markets do not develop, the liquidity and trading prices for the notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The amount of interest payable on the floating rate notes is set only once per period based on the three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

        In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. You should further note that although actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than three-month LIBOR on the applicable interest determination date, you will not benefit from three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in three-month LIBOR may not result in a comparable change in the market value of the floating rate notes.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of your floating rate notes.

        Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that provide rates to the British Bankers' Association, or the BBA, in connection with the calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR.

        Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the floating rate notes.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called "forward-looking statements" (within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act), all of which are based on management's current expectations and are subject to risks and uncertainties which may cause results to differ materially from those set forth in the statements. One can identify these forward-looking statements by their use of words such as "anticipates," "expects," "plans," "will," "estimates," "forecasts," "projects" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results, product development, product approvals, product potential and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from our forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. We do not assume the obligation to update any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following:

  •
  Competition from generic products as our products, such as Singulair and Maxalt, lose patent protection.

  •
  Increased "brand" competition in therapeutic areas important to our long-term business performance.

  •
  The difficulties and uncertainties inherent in new product development. The outcome of the lengthy and complex process of new product development is inherently uncertain. A drug candidate can fail at any stage of the process and one or more late-stage product candidates could fail to receive regulatory approval. New product candidates may appear promising in development but fail to reach the market because of efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others. Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels.

  •
  Pricing pressures, both in the United States and abroad, including rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general.

  •
  Changes in government laws and regulations, including laws governing intellectual property and the enforcement thereof affecting our business.

  •
  Efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

  •
  Significant litigation related to Vioxx and Fosamax.

  •
  Legal factors, including product liability claims, antitrust litigation and governmental investigations, including tax disputes, environmental concerns and patent disputes with branded and generic competitors, any of which could preclude commercialization of products or negatively affect the profitability of existing products.

  •
  Lost market opportunity resulting from delays and uncertainties in the approval process of the U.S. Food and Drug Administration and foreign regulatory authorities.

  •
  Increased focus on privacy issues in countries around the world, including the United States and the European Union. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing amount of focus on privacy and data protection issues with the potential to affect directly our business, including recently enacted laws in a majority of states in the United States requiring security breach notification.

  •
  Changes in tax laws including changes related to the taxation of foreign earnings.

  •
  Changes in accounting pronouncements promulgated by standard-setting or regulatory bodies, including the Financial Accounting Standards Board and the Securities and Exchange Commission (the "SEC"), that are adverse to us.

  •
  Economic factors over which we have no control, including changes in inflation, interest rates, foreign currency exchange rates and three-month LIBOR.

This list should not be considered an exhaustive statement of all potential risks and uncertainties. See "Risk Factors" above as well as the risk factors described in the documents incorporated herein by reference.

USE OF PROCEEDS

        The net proceeds of the offering after giving effect to the underwriting discounts and other expenses are estimated to be $6.459 billion. We intend to use a substantial portion of the net proceeds of the offering to repurchase our common stock. The remaining net proceeds will be used for general corporate purposes, including without limitation the repayment of outstanding commercial paper borrowings and upcoming debt maturities.

        Our board of directors has authorized purchases of up to $15 billion of our common stock for our treasury. We expect to repurchase approximately $7.5 billion of common stock over the next 12 months, financed through a combination of debt issuance and operating cash flows, with the remainder to be repurchased over time with no time limit. We expect that a substantial portion of these common stock purchases will be made using affiliates of one or more of the underwriters of the notes.

CAPITALIZATION

        The following table sets forth the consolidated capitalization of Merck and its subsidiaries at March 31, 2013 on a historical basis and as adjusted to give effect to the offering.

	March 31, 2013
	Actual	As Adjusted
	(in millions)
Short-Term Debt:
Loans payable and current portion of long-term debt(1)	$4,736	$4,736
Long-Term Debt:
Long-term debt(2)(3)	16,089	16,089
0.700% Notes due 2016 offered hereby	—	1,000	(4)
Floating Rate Notes due 2016 offered hereby	—	500
1.300% Notes due 2018 offered hereby	—	998	(4)
Floating Rate Notes due 2018 offered hereby	—	1,000
2.800% Notes due 2023 offered hereby	—	1,748	(4)
4.150% Notes due 2043 offered hereby	—	1,246	(4)

Total debt	$20,825	$27,317
Equity(5):
Total Merck & Co., Inc. stockholders' equity	$53,029	$53,029
Noncontrolling Interests	2,577	2,577

Total equity	55,606	55,606

Total capitalization	$76,431	$82,923

(1)
Loans payable at March 31, 2013 included $2.7 billion of commercial paper borrowings.

(2)
Long-term debt at March 31, 2013 consisted of notes and debentures with maturities ranging from 2014 to 2042. In addition, $4.0 billion was available for borrowing under our five-year credit facility maturing in May 2017.

(3)
Long-term debt includes $10.0 billion of Merck & Co., Inc. debt. The balance of debt is issued by our subsidiaries. Long-term debt at March 31, 2013 does not include the $6.5 billion of notes offered hereby.

(4)
Includes the gross proceeds from the notes offered hereby, which are reflected at their discounted amounts. The discounts will be amortized over the life of the notes, as applicable.

(5)
As adjusted equity amounts do not reflect our plans to repurchase up to $15 billion of our common stock.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges for the three months ended March 31, 2013 and each of the fiscal years ended December 31, 2012 through 2008 are as follows:

Three Months Ended March 31,	Years Ended December 31,
2013	2012	2011	2010	2009	2008
7	9	8	2	23	21

        On November 3, 2009, Merck & Co., Inc. and Schering-Plough completed their previously announced merger. The results of Schering-Plough's business have been included in the ratios above only for periods subsequent to the completion of the merger. Therefore, the ratio for the year ended December 31, 2009 does not reflect a full year of legacy Schering-Plough operations and the ratio for the year ended December 31, 2008 is based on the historical financial statements of pre-merger Merck & Co., Inc., which became our financial statements as a result of the merger.

        For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by us to be representative of the interest factor inherent in rents), interest expense, interest capitalized, net of amortization and equity (income) loss from affiliates, net of distributions. "Fixed charges" consist of one-third of rents, interest expense as reported in our consolidated financial statements and dividends on preferred stock. Interest expense does not include interest related to uncertain tax positions.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the 2016 fixed rate notes, the 2016 floating rate notes, the 2018 fixed rate notes, the 2018 floating rate notes, the 2023 notes and the 2043 notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus under "Description of Debt Securities We May Offer."

        References to the "fixed rate notes" refer to the 2016 fixed rate notes, the 2018 fixed rate notes, the 2023 notes and the 2043 notes, collectively. References to the "floating rate notes" refer to the 2016 floating rate notes and the 2018 floating rate notes, collectively. References to the "notes" refer to the fixed rate notes and the floating rate notes, collectively.

        We qualify the description of the notes by reference to the indenture as described below. The 2016 fixed rate notes, the 2016 floating rate notes, the 2018 fixed rate notes, the 2018 floating rate notes, the 2023 notes and the 2043 notes will each be issued as a separate series of debt securities under the indenture.

        The 2016 fixed rate notes will initially be limited to $1,000,000,000 aggregate principal amount and will mature on May 18, 2016. The 2016 floating rate notes will initially be limited to $500,000,000 aggregate principal amount and will mature on May 18, 2016. The 2018 fixed rate notes will initially be limited to $1,000,000,000 aggregate principal amount and will mature on May 18, 2018. The 2018 floating rate notes will initially be limited to $1,000,000,000 aggregate principal amount and will mature on May 18, 2018. The 2023 notes will initially be limited to $1,750,000,000 aggregate principal amount and will mature on May 18, 2023. The 2043 notes will initially be limited to $1,250,000,000 aggregate principal amount and will mature on May 18, 2043.

        The notes are unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all liabilities of our subsidiaries from time to time outstanding, including any guarantees provided by our subsidiaries. As of March 31, 2013, the indebtedness of our subsidiaries totaled $6.7 billion and certain of our subsidiaries also guaranteed $6.3 billion aggregate principal amount of our indebtedness.

        The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The full defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities We May Offer—Defeasance" in the accompanying prospectus will apply to the fixed rate notes, but not to the floating rate notes.

Interest

        The notes will bear interest from May 20, 2013.

Fixed Rate Notes

        The 2016 fixed rate notes will bear interest at a rate of 0.70% per annum, the 2018 fixed rate notes will bear interest at a rate of 1.30% per annum, the 2023 notes will bear interest at a rate of 2.80% per annum, and the 2043 notes will bear interest at a rate of 4.15% per annum. Interest on the fixed rate notes will be payable semi-annually in arrears on May 18 and November 18 of each year, commencing on November 18, 2013, to the person in whose name such notes were registered at the close of business on the preceding May 3 or November 3, as the case may be. Interest on the fixed rate notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any payment date for the fixed rate notes is not a business day, we will make the payment on the next business day, but we will not be liable for any additional interest as a result of the delay in payment.

With respect to the fixed rate notes, by business day, we mean any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the place of payment are authorized or obligated by law or executive order to be closed.

Floating Rate Notes

        The floating rate notes will bear interest at a variable rate. The interest rate for the floating rate notes for a particular interest period will be a per annum rate equal to LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the trustee, plus 0.19% for the 2016 floating rate notes and plus 0.36% for the 2018 floating rate notes. The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period (each an "interest reset date"). Interest on the floating rate notes will be payable quarterly on February 18, May 18, August 18 and November 18 of each year, beginning August 18, 2013. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on May 20, 2013) and ending on the day preceding the next interest payment date. The initial interest period is May 20, 2013 through August 17, 2013. The interest determination date for an interest period will be the second London business day preceding such interest period (the "interest determination date"). The interest determination date for the initial interest period will be May 16, 2013. All payments of interest on the floating rate notes due on any interest payment date will be made to the persons in whose names the floating rate notes are registered at the close of business on the 15th calendar day immediately preceding the interest payment date (whether or not a business day). However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable. Interest on the floating rate notes will be calculated on the basis of the actual number of days in each quarterly interest period and a 360-day year.

        If an interest payment date, other than the maturity date, falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. With respect to the floating rate notes, "business day" is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the place of payment are authorized or obligated by law or executive order to be closed that is also a London business day. A "London business day" is any day on which dealings in United States dollars are transacted in the London interbank market.

        "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

          (1)   With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

          (2)   With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date or if there is no immediately preceding interest reset date, LIBOR will be the same as the rate determined for the initial interest period.

        "Reuters Screen LIBOR01 Page" means the display designated on page "LIBOR01" on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

        The calculation agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the floating rate notes.

Optional Redemption

        The floating rate notes are not redeemable prior to maturity.

        The fixed rate notes will be redeemable in whole or in part at any time, at our option, on at least 30 days', but no more than 60 days', prior notice mailed to the registered address of each holder of that series of fixed rate notes; provided that the principal amount of a fixed rate note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. The redemption price will be equal to the greater of (i) 100% of the principal amount of the fixed rate notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate (as defined below) plus 5 basis points with respect to the 2016 fixed rate notes, the Treasury Rate plus 10 basis points with respect to the 2018 fixed rate notes, the Treasury Rate plus 15 basis points with respect to the 2023 notes and the Treasury Rate plus 15 basis points with respect to the 2043 notes, plus, in each case, any interest accrued but not paid to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Comparable Treasury Price" means, with respect to any redemption date for the notes, (i) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means BNP Paribas Securities Corp., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, their respective successors and any additional primary U.S. governmental securities dealers selected by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer for such dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the note to the redemption date.

        If fewer than all of the notes of any series are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes not previously called, pro rata or by lot, or in such other manner as we will direct.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Further Issues

        We may, without the consent of holders of any series of notes offered by this prospectus supplement, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of that series. Any additional notes of any series, together with the outstanding notes of the applicable series, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred and is continuing with respect to the applicable series of notes. Additional notes cannot be issued under the same CUSIP number unless the additional notes and original notes are fungible for U.S. federal income tax purposes.

Book-Entry System

        Upon issuance, the notes of each series will be represented by one or more global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company, as depository, and registered in the name of a nominee of the depository.

        Investors may elect to hold interests in the global notes held by the depository through Clearstream Banking, société anonyme, "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, the "Euroclear operator," if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositories, which in turn will hold such interests in customers' securities accounts in the depositories' names on the books of the depository. Citibank, N.A. will act as depository for Clearstream, Luxembourg, and JPMorgan Chase Bank will act as depository for the Euroclear operator, in such capacities, the "U.S. depositories." Because holders will acquire, hold and transfer security entitlements with respect to the notes through accounts with DTC and its participants, including Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder's rights with respect to the notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder's relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary and between it and us, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depository or to a successor of the depository or its nominee.

        Ownership of beneficial interests in a global note will be limited to institutions that have accounts with the depository or its nominee or persons that may hold interests through participants. We have been advised by the depository that upon receipt of any payment of principal of, or interest on, a global note, the depository will credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depository. Ownership of beneficial interests by participants in the global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee. Ownership of beneficial interests in the global note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global note.

        Payment of principal of, and interest on, any global note registered in the name of or held by the depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global note. Payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of the participants. None of us, the trustee, the underwriters, nor any agent of ours or the trustee will have any responsibility or liability for any aspects of the depository's records or any participant's records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any of the depository's records or any participant's records relating to the beneficial ownership interests.

        No global note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository.

        No global note may be exchanged in whole or in part for notes registered, and no transfer of a global note in whole or in part may be registered, in the name of any person other than the depository or any nominee of the depository unless (i) the depository has notified us that it is unwilling or unable to continue as depository for such global note or has ceased to be qualified to act as such as required by the indenture, (ii) there has occurred and is continuing an event of default with respect to the notes or (iii) we determine in our sole discretion at any time that the global note shall be so exchangeable.

        Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for separate notes in registered form of any authorized denomination and of like tenor and aggregate principal amount. These notes shall be registered in the name or names of such person or persons as the depository instructs the trustee. We expect that these instructions would be based upon directions received by the depository from its participants with respect to ownership of beneficial interests in such global note.

        As long as the depository, or its nominee, is the registered holder of a note, the depository or such nominee, as the case may be, will be considered the sole owner and holder of such global note for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global note will not be entitled to have such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in exchange therefor and will not be considered to be the owners or holders of such global note for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

        The indenture provides that the depository, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a holder is entitled to give or take under the indenture.

        The depository has advised us as follows: the depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in these securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom (and/or their representatives) own the depository. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Clearstream, Luxembourg advises that it is a limited liability company organized under Luxembourg law. Clearstream, Luxembourg holds securities for its participating organizations, "Clearstream, Luxembourg participants," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in several countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg participants are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

        Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depository for Clearstream, Luxembourg.

        The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is operated by Euroclear Bank S.A./N.V., the "Euroclear operator," under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depository for the Euroclear operator.

        Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depository, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depository in accordance with procedures established for this purpose by the depository. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depository may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depository.

        Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the depository on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear participants, on the other, will be effected through the depository in accordance with the depository's rules on behalf of the relevant European international clearing system by its U.S. depository; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depository. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositories.

        Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depository participant will be made during subsequent securities settlement processing and dated the business day following the depository settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depository participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg participants or Euroclear participants on the business day following the depository settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depository participant will be received with value on the depository settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depository.

        Although the depository, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

The Paying Agent and Security Registrar

        U.S. Bank Trust National Association is the paying agent and security registrar with respect to the notes.

UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following summary describes the United States federal income tax consequences and, in the case of a non-U.S. Holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. This summary applies to you only if you are a beneficial owner of a note that holds the note as a capital asset (generally, investment property), and you acquire the note in this offering for a price equal to the issue price of the notes in the applicable series (i.e., the first price at which a substantial amount of the notes in the applicable series is sold, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). In addition, this summary does not address special United States federal income tax rules that may be applicable to certain categories of beneficial owners of notes, such as:

  •
  dealers in securities or currencies;

  •
  traders in securities;

  •
  United States Holders (as defined below) whose functional currency is not the United States dollar;

  •
  persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

  •
  persons subject to the alternative minimum tax;

  •
  certain United States expatriates;

  •
  financial institutions;

  •
  insurance companies;

  •
  controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

  •
  entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

  •
  pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

  •
  persons that acquire the notes for a price other than the issue price of the notes in the applicable series.

        If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes, or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

        This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authorities, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. We cannot assure you that the Internal

Revenue Service (the "IRS"), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the purchase, ownership or other disposition of the notes. In addition, this summary does not discuss the recently enacted Medicare tax on investment income, any United States state or local income or foreign income or other tax consequences.

        Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

        The following summary applies to you only if you are a United States Holder (as defined below). A "United States Holder" is a beneficial owner of a note or notes that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

  •
  a trust, if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "United States person."

Payments of Interest

        Stated interest on your notes will be taxed as ordinary interest income. In addition:

  •
  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

  •
  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

        Upon the sale, redemption, retirement, exchange or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

  •
  the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income, to the extent not previously included in gross income, in the manner described under "—Payments of Interest"); and

  •
  your tax basis in the notes.

Your tax basis in your notes generally will be their cost, reduced by any payments on the notes other than stated interest payments.

        Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, you have held the notes for more than one year.

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States Holder, your long-term capital gain generally will be subject to a preferential rate of United States federal income tax.

Information Reporting and Backup Withholding

        In general, information reporting requirements apply to payments to a non-corporate United States Holder of interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes.

        In general, "backup withholding" may apply:

  •
  to any payments made to you of principal of and interest on your note, and

  •
  to payment of the proceeds of a sale or other disposition (including a redemption or retirement) of your note,

if you are a non-corporate United States Holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the IRS.

Non-U.S. Holders

        The following summary applies to you if you are a beneficial owner of a note and you are neither a United States Holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a "non-U.S. Holder").

United States Federal Withholding Tax

        Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

  •
  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

  •
  you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

  •
  you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

  •
  such interest is not effectively connected with your conduct of a trade or business within the United States; and

  •
  you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a "United States person" within the meaning of the Internal Revenue Code, and providing your name and address to:

  (A)
  us or our paying agent; or

    (B)
    a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

        The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

        If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

        Except for the possible application of United States federal withholding tax (see "—United States Federal Withholding Tax" above) and backup withholding tax (see "—Backup Withholding and Information Reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other taxable disposition of your notes unless:

  •
  in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the "portfolio interest" exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

  •
  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

  •
  the interest or gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States "permanent establishment" maintained by you.

        If you are engaged in a trade or business within the United States, and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States "permanent establishment" maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States Holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a non-U.S. Holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Backup Withholding and Information Reporting

        Under current Treasury regulations, backup withholding and certain information reporting will not apply to payments made on the notes to you if you have provided to the applicable withholding agent the required certification that you are not a United States person as described in "—United States Federal Withholding Tax" above, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. However, the applicable withholding agent generally is required to report to the IRS and to you payments of interest on the notes and the amount of United States federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

        The gross proceeds from the disposition of your notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non- United States office of a broker that is a United States person (as defined in the Internal Revenue Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are not a United States person or you otherwise establish an exemption, provided that the broker does not have actual knowledge, or reason to know, that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied.

        You should consult your own tax advisor regarding application of the backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely provided to the IRS.

United States Federal Estate Tax

        Unless otherwise provided in an estate tax or other treaty, if you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

  •
  you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

  •
  your interest on the notes is effectively connected with your conduct of a trade or business within the United States.

UNDERWRITING

        Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom BNP Paribas Securities Corp., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2016 fixed rate notes	Principal Amount of 2016 floating rate notes	Principal Amount of 2018 fixed rate notes	Principal Amount of 2018 floating rate notes	Principal Amount of 2023 notes	Principal Amount of 2043 notes
BNP Paribas Securities Corp	$126,880,000	$63,440,000	$126,880,000	$126,880,000	$222,040,000	$158,600,000
Deutsche Bank Securities Inc.	126,880,000	63,440,000	126,880,000	126,880,000	222,040,000	158,600,000
J.P. Morgan Securities LLC	126,870,000	63,435,000	126,870,000	126,870,000	222,022,000	158,588,000
Morgan Stanley & Co. LLC	126,870,000	63,435,000	126,870,000	126,870,000	222,023,000	158,587,000
Citigroup Global Markets Inc.	62,500,000	31,250,000	62,500,000	62,500,000	109,375,000	78,125,000
Credit Suisse Securities (USA) LLC	62,500,000	31,250,000	62,500,000	62,500,000	109,375,000	78,125,000
Goldman, Sachs & Co.	62,500,000	31,250,000	62,500,000	62,500,000	109,375,000	78,125,000
HSBC Securities (USA) Inc.	62,500,000	31,250,000	62,500,000	62,500,000	109,375,000	78,125,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	62,500,000	31,250,000	62,500,000	62,500,000	109,375,000	78,125,000
RBS Securities Inc.	62,500,000	31,250,000	62,500,000	62,500,000	109,375,000	78,125,000
UBS Securities LLC	62,500,000	31,250,000	62,500,000	62,500,000	109,375,000	78,125,000
Santander Investment Securities Inc.	7,500,000	3,750,000	7,500,000	7,500,000	13,125,000	9,375,000
SG Americas Securities, LLC	7,500,000	3,750,000	7,500,000	7,500,000	13,125,000	9,375,000
SMBC Nikko Capital Markets Limited	7,500,000	3,750,000	7,500,000	7,500,000	13,125,000	9,375,000
Standard Chartered Bank	7,500,000	3,750,000	7,500,000	7,500,000	13,125,000	9,375,000
U.S. Bancorp Investments, Inc.	7,500,000	3,750,000	7,500,000	7,500,000	13,125,000	9,375,000
Wells Fargo Securities, LLC	7,500,000	3,750,000	7,500,000	7,500,000	13,125,000	9,375,000
Drexel Hamilton, LLC	5,000,000	2,500,000	5,000,000	5,000,000	8,750,000	6,250,000
The Williams Capital Group, L.P	5,000,000	2,500,000	5,000,000	5,000,000	8,750,000	6,250,000

Total	$1,000,000,000	$500,000,000	$1,000,000,000	$1,000,000,000	$1,750,000,000	$1,250,000,000

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

        The underwriters initially propose to offer some of the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer some of the notes to certain dealers at the public offering prices less a concession not to exceed 0.15% of the principal amount, with respect to the 2016 fixed rate notes and the 2016 floating rate notes, 0.20% of the principal amount, with respect to the 2018 fixed rate notes and the 2018 floating rate notes, 0.30% of the principal amount, with respect to the 2023 notes, and 0.50% of the principal amount, with respect to the 2043 notes. Any underwriter may allow, and any such dealer may reallow, a concession not to exceed 0.10% of the principal amount, with respect to the 2016 fixed rate notes and the 2016 floating rate notes, 0.025% of the principal amount, with respect to the 2018 fixed rate notes and the 2018 floating rate notes, 0.20% of the principal amount, with respect to the 2023 notes, and 0.25% of the principal amount, with respect to the 2043 notes, on sales to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions. The underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

        The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by us	2016 fixed rate notes	2016 floating rate notes	2018 fixed rate notes	2018 floating rate notes	2023 notes	2043 notes
Per note	0.250%	0.250%	0.350%	0.350%	0.450%	0.875%
Total	$2,500,000	$1,250,000	$3,500,000	$3,500,000	$7,875,000	$10,937,500

        Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $3.3 million.

        We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

        The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

        Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority ("FINRA").

Conflicts of Interest

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

        We expect that a substantial portion of the net proceeds from this offering will be used to repurchase our common stock through one or more of the underwriters. Accordingly, affiliates of one or more of the underwriters will receive more than 5% of the proceeds of this offering, not including underwriting compensation. As a result, such underwriters will have a "conflict of interest" as defined in Rule 5121 adopted by FINRA. Consequently, this offering will be conducted in accordance with Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the account holder. In accordance with Rule 5121, a "qualified independent underwriter" is not required because the notes offered are investment grade rated, as that term is defined in Rule 5121.

        Substantially all of the underwriters or their affiliates are participants in our $4.0 billion, five-year credit facility maturing in May, 2017. Certain of the underwriters or their affiliates are also dealers in our commercial paper program.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "Act")) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes will not be offered or sold in Hong Kong other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The information we incorporate by reference in this prospectus supplement supersedes the information incorporated by reference in the accompanying prospectus, and information in documents that we file after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates will automatically update information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and filed with the SEC as well as any future filings under Exchange Act File No. 001-06571 we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this prospectus supplement relates (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012 filed on February 28, 2013;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed on May 9, 2013;

  •
  our Current Report on Form 8-K filed on March 7, 2013; and

  •
  our Definitive Proxy Statement on Schedule 14A filed on April 15, 2013 (solely to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012).

        We will provide, without charge, copies of any document incorporated by reference into this prospectus supplement, excluding exhibits other than those that are specifically incorporated by reference in this prospectus supplement. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Merck & Co., Inc.
P.O. Box 100—WS 3AB-40
Whitehouse Station, NJ 08889-0100 USA
908-423-7845
Attention: Stockholder Services Department

VALIDITY OF THE NOTES

        The validity of the notes will be passed upon for us by Bruce N. Kuhlik, our Executive Vice President and General Counsel, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. In addition, Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, has represented us in connection with various matters for this offering. As of May 9, 2013, Mr. Kuhlik owned, directly and indirectly, 108,385 shares of our common stock and options to purchase 556,339 additional shares of our common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Merck & Co., Inc.

Debt Securities

        Merck & Co., Inc. may from time to time issue debt securities in one or more offerings pursuant to this prospectus. The accompanying prospectus supplement will specify the terms of the debt securities, including whether they are guaranteed. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement before you make your investment decision.

        Merck & Co., Inc. may sell these debt securities to or through underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis.

        This prospectus describes some of the general terms that may apply to the debt securities and the general manner in which they may be offered. The specific terms of the debt securities, including whether such debt securities will be guaranteed, and the specific manner in which they may be offered, including the names of any underwriters or agents, will be described in a supplement to this prospectus.

        Investing in our debt securities involves risks. You should carefully consider all of the information set forth in this prospectus. In addition, you should carefully consider the risk factors in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our debt securities.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2012.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the debt securities described in this prospectus in one or more offerings. No limit exists on the aggregate amount of debt securities we may sell pursuant to the registration statement.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the debt securities offered, and whether they will be guaranteed by any of our subsidiaries. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described below under "Where You Can Find More Information" before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

MERCK

        We are a global health care company that delivers innovative health solutions through our prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which we market directly and through our joint ventures. Our operations are principally managed on a products basis and are comprised of four operating segments, which are the Pharmaceutical, Animal Health, Consumer Care and Alliances segments, and one reportable segment, which is the Pharmaceutical segment. The Pharmaceutical segment includes human health pharmaceutical and vaccine products marketed either directly by us or through joint ventures.

        Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. We sell these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. We sell these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. We also have animal health operations that discover, develop, manufacture and market animal health products, including vaccines, which we sell to veterinarians, distributors and animal producers. Additionally, we have consumer care operations that develop, manufacture and market over-the-counter, foot care and sun care products, which are sold through wholesale and retail drug, food chain and mass merchandiser outlets.

        We are incorporated in the State of New Jersey and maintain our principal offices at Whitehouse Station, New Jersey. Our address is One Merck Drive, Whitehouse Station, New Jersey 08889-0100, and our telephone number is (908) 423-1000. Our website is located at www.merck.com. Information available on, or accessible through, our website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

RISK FACTORS

        Before deciding to invest in Merck's debt securities, you should carefully consider the risk factors and forward-looking statements described in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2011 (which is incorporated by reference herein). In addition, you should carefully consider information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in Merck's debt securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called "forward-looking statements" (within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act), all of which are based on management's current expectations and are subject to risks and uncertainties which may cause results to differ materially from those set forth in the statements. One can identify these forward-looking statements by their use of words such as "anticipates," "expects," "plans," "will," "estimates," "forecasts," "projects" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results, product development, product approvals, product potential and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from our forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. We do not assume the obligation to update any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements. One should carefully evaluate such statements in light of factors, including risk factors, described under "Risk Factors" above and in the documents incorporated herein by reference in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. One should understand that it is not possible to predict or identify all such factors. Consequently, one should not consider any such list to be a complete statement of all potential risks or uncertainties.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the nine months ended September 30, 2012 and each of the fiscal years ended December 31, 2007 through 2011 are as follows:

Nine Months Ended September 30,	Years Ended December 31,
2012	2011	2010	2009	2008	2007
10	8	2	23	21	6

        On November 3, 2009, Merck & Co., Inc. and Schering-Plough Corporation ("Schering-Plough") completed their previously announced merger. The results of Schering-Plough's business have been included in the ratios above only for periods subsequent to the completion of the merger. Therefore, the ratio for the year ended December 31, 2009 does not reflect a full year of legacy Schering-Plough operations and the ratios for the years ended December 31, 2007 and 2008 are based on the historical financial statements of pre-merger Merck & Co., Inc., which became our financial statements as a result of the merger.

        For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by us to be representative of the interest factor inherent in rents), interest expense, interest capitalized, net of amortization and equity (income) loss from affiliates, net of distributions. "Fixed charges" consist of one-third of rents, interest expense as reported in our consolidated financial statements and dividends on preferred stock. Interest expense does not include interest related to uncertain tax positions.

 SELECTED FINANCIAL DATA

        The following table sets forth selected historical financial information for Merck. In the first quarter of 2012, we retrospectively adopted amended guidance issued by the Financial Accounting Standards Board on the presentation of comprehensive income in financial statements. The following selected financial information revises historical information to illustrate the new presentation required by this guidance for the periods presented.

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Net Income Attributable to Merck & Co., Inc.	$6,272	$861	$12,899
Other Comprehensive Income (Loss) Net of Taxes:
Net unrealized (loss) gain on derivatives, net of reclassifications	(37)	83	(154)
Net unrealized loss on investments, net of reclassifications	(10)	(2)	(30)
Benefit plan net (loss) gain and prior service (credit) cost, net of amortization	(303)	426	285
Cumulative translation adjustment	434	(956)	(314)
Total Other Comprehensive Income (Loss) Net of Taxes	84	(449)	(213)
Comprehensive Income Attributable to Merck & Co., Inc.	$6,356	$412	$12,686

USE OF PROCEEDS

        Unless otherwise indicated in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the reduction of short-term debt. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

 DESCRIPTION OF DEBT SECURITIES WE MAY OFFER
General

        In this description "we", "our" and "us" refer to Merck & Co., Inc., but not to any of Merck & Co., Inc.'s subsidiaries. "You" means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the information under the caption "Legal Ownership and Book-Entry Issuance".

        The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

        As required by federal law for all bonds and notes that are publicly offered, a document called the indenture governs the debt securities. The indenture is a contract, dated as of January 6, 2010, which we may amend in the future, between us and U.S. Bank Trust National Association, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under "—Defaults and Remedies—Events of Default—Remedies if an Event of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, registering transfers of your debt securities to a new buyer if you sell and sending you notices.

        The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and will govern the debt securities. The indenture is an exhibit to our registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain a copy.

        We may issue as many distinct series of debt securities under the indenture as we wish. A series of debt securities may be guaranteed by one or more of our subsidiaries. There is no limit on the amount of debt securities we may issue under the indenture and the provisions of the indenture allow us to issue debt securities with terms different from those previously issued under the indenture. Also, we may "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you.

        This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in the prospectus supplement relating to a particular series. Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. We describe the meaning for only some of the important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, we incorporate by reference those sections or defined terms here or in the prospectus supplement.

        We may issue the debt securities as original issue discount securities, which we would offer and sell at a substantial discount below their stated principal amount. (section 101) A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. We may also issue the debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

        In addition, we will describe the material specific financial, legal and other terms particular to debt securities of each series in a prospectus supplement relating to debt securities of that series. A prospectus supplement relating to debt securities of a series will describe the following terms of the debt securities:

  •
  the title of the debt securities of the series;

  •
  whether our obligations under the debt securities of the series will be guaranteed;

  •
  any limit on the total principal amount of the debt securities of the series;

  •
  the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

  •
  the date or dates on which the debt securities of the series are scheduled to mature;

  •
  any rate or rates, which may be fixed or variable, per annum at which the debt securities of the series will bear interest, if any, and the date or dates from which any interest will accrue;

  •
  the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive each interest payment;

  •
  the place or places where the principal and any premium and interest will be payable;

  •
  any date after which, or any period or periods within which, and the price or prices at which, we will have the option to redeem the debt securities of the series, and the other detailed terms and provisions of any optional redemption right;

  •
  any obligation we will have to redeem the debt securities of the series under a sinking fund or analogous provision or to redeem your debt securities at your option and the period or periods during which, the price or prices at which and the other specific terms under which, we would be obligated to redeem the debt securities of the series under any obligation of this kind;

  •
  if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which we will issue the debt securities of the series;

  •
  if other than United States dollars, the currency of payment of the principal and any premium and interest on the debt securities of the series;

  •
  any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

  •
  if we or you have a right to choose the currency, currency units or composite currencies in which payments on any of the debt securities of the series will be made, the currencies, currency units or composite currencies that we or you may elect, when we or you may make the election and the other specific terms of the right to make an election of this kind;

  •
  if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon the declaration of acceleration of the maturity of the debt securities of the series;

  •
  the applicability of the provisions described under "—Defeasance";

  •
  if we will issue the debt securities of the series in whole or in part in the form of global securities as described below under "Legal Ownership and Book-Entry Issuance—Global Securities", the name of the depository for the debt securities of the series and the circumstances under which the trustee may terminate the global securities and register separate debt securities in the names of persons other than the depository or its nominee if other than those circumstances described under "Legal Ownership and Book-Entry Issuance—Global Securities—Special Situations When a Global Security will be Terminated"; and

  •
  any other special terms of the debt securities of the series that are not inconsistent with the provisions of the indenture. (section 301)

        We will attach the prospectus supplement relating to the debt securities of the series to the front of this prospectus.

        We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that we issue any other debt securities under the indenture described herein. Thus, we may issue any other debt securities under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

        Without limiting the foregoing, we and the trustee may enter into one or more supplemental indentures with one or more of our subsidiaries providing for a full and unconditional guarantee by such subsidiaries of the payment of principal of, premium, if any, and interest on and "additional amounts" with respect to these debt securities when due, whether at maturity or otherwise. The debt securities described herein will be effectively subordinated to any secured debt we or our subsidiaries incur to the extent of the value of such security. The debt securities will also be structurally subordinated to all indebtedness of our subsidiaries which are not guarantors of the debt securities.

Overview of Remainder of this Description

        The remainder of this description summarizes:

  •
  Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

  •
  Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

  •
  Restrictive covenants contained in the indenture which specify particular business actions that we promise not to take. Particular debt securities of a series may have additional restrictive covenants.

  •
  Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called defeasance.

  •
  Your rights if we default or experience other financial difficulties.

  •
  Our relationship with the trustee.

Additional Mechanics

Form, Exchange and Registration of Transfer

        We will issue the debt securities:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  unless otherwise indicated in the prospectus supplement, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. (section 302)

        You may have your debt securities broken into more debt securities of smaller denominations of not less than $2,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section 305) This is called an exchange.

        You may exchange or register a transfer of debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and registering transfers of debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers. (section 305) You may also replace lost, stolen or mutilated debt securities at that office. (section 306) The trustee's agent may require an indemnity before replacing any debt securities.

        You will not be required to pay a service charge to register a transfer of debt securities or to exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The security registrar will make the registration of transfer or exchange only if it is satisfied with your proof of ownership. (section 305)

        If we have designated additional trustees, they are named in the prospectus supplement. We may cancel the designation of any particular trustee. We may also approve a change in the office through which any trustee acts. (section 1002)

        If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the issuance of, registration of transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

        The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and tenor.

Payment and Paying Agents

        We will pay interest to you on each date interest is due if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day is called the regular record date and is stated in the prospectus supplement. (section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date.

        Unless otherwise stated in the prospectus supplement, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, 16th floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

        Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

        We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular debt securities of the series. (section 1002)

Notices

        We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (section 106)

        All paying agents must return to us upon our request all money paid by us that remains unclaimed two years after the amount is due to direct holders. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (section 1003)

 Special Situations

Mergers and Similar Events

        We may consolidate or merge with another company or firm. We may also sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

  •
  We are the surviving entity or, when we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, limited liability company, partnership or trust organized under the laws of a U.S. state or the District of Columbia or under Federal law and it must agree to be legally responsible for the debt securities.

  •
  The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default, as described under "—Default and Remedies—Events of Default—What is an Event of Default", that has occurred and not been cured. A default for this purpose would also include the occurrence of any event that would be an event of default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specific period of time.

  •
  It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights, as discussed under "—Restrictive Covenants". If a merger or other transaction would create any liens on any of our property we must comply with those restrictive covenants. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenants to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities on the same property that we own. (section 801)

        If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. However, you will have no approval right with respect to any transaction of this type.

Modification and Waiver

        There are three types of changes we can make to the indenture and the debt securities.

        Changes Requiring Your Approval.    First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

  •
  change the payment due date of any installment of the principal or any premium or interest on a debt security stated in the debt security;

  •
  reduce any amounts due on a debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security following a default;

  •
  change the place or currency of payment on a debt security;

  •
  impair your right to sue for payment;

  •
  reduce the percentage of debt securities the holders of which must consent to modify or amend the indenture;

  •
  reduce the percentage of debt securities the holders of which must consent to waive compliance with certain provisions of the indenture or to waive certain defaults; and

  •
  modify any other aspect of the provisions dealing with modification and waiver of the indenture. (section 902)

        Changes Requiring a Majority Vote.    The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by direct holders owning not less than a majority of the principal amount of the debt securities of the particular series affected. (section 902) Most changes fall into this category, such as if we wish to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category above under "—Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (section 513)

        Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to the addition or release of a guarantee, corrections and clarifications and other changes that would not adversely affect holders of the debt securities. (section 901)

        Further Details Concerning Voting.    When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

  •
  For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

  •
  For debt securities for which the principal amount is undetermined because, for example, it is based on an index, we will use a special rule for that series of debt security that we will describe in the prospectus supplement.

  •
  For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

        Debt securities will not be considered outstanding and therefore will not carry voting rights if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under "—Defeasance—Full Defeasance". (section 101)

        We may set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee may set a record date for action by direct holders.

        Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Restrictive Covenants

        In the following description of restrictive covenants, we use several specialized terms without explaining the meaning when we use the terms. We define these terms, which appear in bold, italicized type without quotation marks the first time they appear, in "—Definitions Relating to our Restrictive Covenants" at the end of this subsection.

        Restrictions on Secured Debt.    Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Debt which is protected by these preferential rights is called secured debt. In the indenture, we promise that neither we nor our domestic subsidiaries will incur any new secured debt that is secured by a lien on any of our or our domestic subsidiaries' principal domestic manufacturing properties, or on any shares of stock of any of our domestic subsidiaries that own or lease a principal domestic manufacturing property, unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

        We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal domestic manufacturing properties, including the new debt, the debt securities which we would so secure as described in the previous sentence, and all attributable debt, that results from a sale and leaseback transaction involving principal domestic manufacturing properties, is less than 10% of our consolidated net tangible assets.

        This restriction on secured debt does not apply to debt secured by certain types of liens, and we can disregard this secured debt when we calculate the limits imposed by this restriction. These types of liens are:

  •
  liens on the property of any of our domestic subsidiaries, or on their shares of stock, if those liens existed at the time the corporation became our domestic subsidiary;

  •
  with respect to any series of debt securities, any lien existing on the date of issuance of such debt securities;

  •
  liens in favor of us or our domestic subsidiaries;

  •
  liens in favor of U.S. governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

  •
  liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for, or services rendered to, customers in the ordinary course of business not exceeding the amount of those payments;

  •
  statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord's liens on leased property, easements and other liens of a similar nature;

  •
  liens on property or shares of stock that existed at the time we acquired them, including property we may acquire through a merger or similar transaction, or that we granted in order to purchase the property, which are sometimes called purchase money mortgages; and

  •
  debt secured by liens that extend, renew or replace any of these types of liens.

        We and our subsidiaries may have as much unsecured debt as we may choose. (section 1006)

        Restrictions on Sales and Leasebacks.    We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless we comply with this restrictive covenant. A sale and leaseback transaction generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary sell a property to a lender or investor more than 120 days after the acquisition of the property or the completion of construction of the property and the beginning of its full operation and we lease the property back from the lender.

        We can comply with this restrictive covenant in either of two ways:

  •
  First, we will be in compliance if we or our domestic subsidiary could grant a lien on the principal domestic manufacturing property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on secured debt described above.

  •
  Second, we can comply if we retire an amount of our or any domestic subsidiary's funded debt which is not subordinated in right of payment to any outstanding debt securities, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that we lease in the transaction or the fair market value of that property, subject to credits for voluntary retirements of debt securities and funded debt we or the domestic subsidiary may make, whichever is greater.

        This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less. (section 1007)

        Definitions Relating to our Restrictive Covenants.    Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

  •
  "Attributable debt" means the total net amount of rent, discounted at 1% per annum over the weighted average yield to maturity of the outstanding debt securities compounded semi-annually, that is required to be paid during the remaining term of any lease.

  •
  "Consolidated net tangible assets" is the total amount of assets, less reserves and certain other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

  •
  A "domestic subsidiary" means any of our subsidiaries which transacts substantially all of its business in the United States, has substantially all of its fixed assets located in the United States, or owns or leases principal domestic manufacturing property. However, a subsidiary whose principal business is financing our operations outside of the United States is not a domestic subsidiary. A subsidiary is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

  •
  "Funded debt" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

  •
  A "principal domestic manufacturing property" is any building or other structure or facility, and the land on which it sits and its associated fixtures, that we use primarily for manufacturing, processing or warehousing, that is located in the United States and that has a gross book value in excess of 1% of our consolidated net tangible assets, other than a building, structure or other facility that our board of directors has determined is not of material importance to the total business that we and our subsidiaries conduct or a building or structure which is financed by obligations issued by a state, a territory, or a possession of the U.S., or any political subdivision of any of the foregoing, or the District of Columbia, the interest of which is excludable from gross income of the holders under provisions of the tax code.

Defeasance

        The following discussion of full defeasance and covenant defeasance will be applicable to your debt securities only if we choose to have those provisions apply to securities of that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

        Full Defeasance.    If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities of a series if we put in place other arrangements for you to be repaid. This is called full defeasance. In order to achieve full defeasance, we must do the following:

  •
  We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

  •
  There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

  •
  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. (sections 1302 and 1304)

        Covenant Defeasance.    Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance of the debt securities of a series, we must do the following:

  •
  We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the series any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  •
  We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

        If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

  •
  Our promises regarding conduct of our business previously described under "—Restrictive Covenants", and any other covenants applicable to the debt securities of the series and described in the prospectus supplement.

  •
  The condition regarding the treatment of liens when we merge or engage in similar transactions, as described under "—Special Situations—Mergers and Similar Events".

  •
  The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under "—Default and Remedies—Events of Default—What Is an Event of Default?"

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall in the trust deposit. (sections 1303 and 1304)

Default and Remedies—Events of Default

        You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?

        The term event of default with respect to your series of debt securities means any of the following:

  •
  We do not pay the principal or any premium on a debt security of your series on its due date.

  •
  We do not pay interest on a debt security of your series within 30 days of its due date.

  •
  We do not deposit money into a separate custodial account known as a sinking fund when such deposit is due, if we agreed to maintain a sinking fund for your debt securities and other debt securities of the same series.

  •
  We remain in breach of either of the restrictive covenants described under "—Restrictive Covenants" or any other covenant or warranty in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

  •
  We file for bankruptcy or other specific events of bankruptcy, insolvency or reorganization occur.

  •
  Any other event of default described in the prospectus supplement occurs. (section 501)

Remedies if an Event of Default Occurs.

        If an event of default has occurred and has not been cured, the trustee or the direct holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. The direct holders of at least a majority in principal amount of the debt securities of the affected series may cancel a declaration of acceleration of maturity. (section 502)

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the direct holders offer the trustee reasonable protection, called an indemnity, against expenses and liability. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section 512)

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  You must give the trustee written notice that an event of default has occurred and remains uncured.

  •
  The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

  •
  The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

  •
  The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

        Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

        We will furnish to the trustee every year a written statement of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (section 1004)

 Our Relationship with the Trustee

        U.S. Bank Trust National Association is the trustee under the indenture. The trustee performs services for us in the ordinary course of business.

 LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Street Name and Other Indirect Holders

        We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle voting if ever required;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

  •
  how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because we issued the debt securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

        What is a Global Security? A global security is a special type of indirectly held security, as described above under "—Street Name and Other Indirect Holders". If we choose to issue debt securities in the form of global securities only, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution or clearing system, or their nominee, that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository. The Depository Trust Company, New York, New York, known as DTC, may be a depository for one or more series of debt securities. For information regarding DTC, see "—Considerations Relating to DTC".

        Any person wishing to own a debt security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your debt securities only in the form of global securities.

        Special Investor Considerations for Global Securities.    The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of debt securities and instead will deal only with the depository that holds the global security.

        You should be aware that if debt securities are issued only in the form of global securities:

  •
  You cannot have debt securities registered in your own name.

  •
  You cannot receive physical certificates for your interest in the debt securities.

  •
  You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See "—Street Name and Other Indirect Holders".

  •
  You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

  •
  The depository's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depository's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

  •
  Financial institutions that participate in the depositary's book-entry system and through which investors hold their interests in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

  •
  The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

        Special Situations When a Global Security will be Terminated.    In a few special situations described below, the trustee will terminate the global security and will exchange interests in it for separate certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the debt securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the debt securities in the subsections entitled "—Street Name and Other Indirect Holders" and "—Direct Holders".

        The special situations for termination of a global security are:

  •
  When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

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  When we notify the trustee that we wish to terminate the global security, or

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  When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed under "Description of Debt Securities We May Offer—Default and Remedies—Events of Default".

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular debt securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (sections 204 and 305)

        Considerations Relating to DTC.    DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

        Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of the notes, which we refer to as the "beneficial owner," is in turn to be recorded on the DTC participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

        In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Distribution payments on the securities will be made by the trustee to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

        We may sell debt securities:

  •
  to or through underwriting syndicates represented by managing underwriters;

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  through one or more underwriters without a syndicate for them to offer and sell to the public;

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  through dealers or agents; and

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  directly to investors.

        The debt securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        We may sell debt securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell debt securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agents. Underwriters may resell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of debt securities.

        We may solicit offers to purchase debt securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase debt securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of debt securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

        From time to time, we may sell debt securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those debt securities to the public.

        Any underwriter or agent involved in the offer and sale of any debt securities will be named in the prospectus supplement.

        Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

        Each series of debt securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may, but are not required to, list a particular series of debt securities on a securities exchange or quotation system. Any underwriters to whom we sell debt securities for public offering may make a market in those debt securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the debt securities.

        Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the debt securities will be required to be paid in immediately available funds in New York City.

        In connection with an offering, the underwriters may purchase and sell debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debt securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while an offering is in progress.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased debt securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debt securities. As a result, the price of the debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

        Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

VALIDITY OF DEBT SECURITIES

        Unless otherwise specified in a prospectus supplement, Bruce N. Kuhlik, our Executive Vice President and General Counsel, will pass upon the validity of the debt securities for us. As of December 1, 2012, Mr. Kuhlik owned, directly or indirectly, 77,808 shares of our common stock, 54,699 shares of restricted stock and exercisable options to purchase 341,622 additional shares of our common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements incorporated in this prospectus by reference from Schering-Plough Corporation and subsidiaries' ("Schering-Plough", now known as Merck & Co., Inc.) Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding Schering-Plough's adoption of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. With respect to the unaudited interim financial information of Schering-Plough for the three- and nine-month periods ended September 30, 2009 and 2008, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Schering-Plough's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any materials filed with the Commission at the Commission's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at the Commission's Internet website, http://www.sec.gov, or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Corporate Secretary, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100, (908) 423-1000; or at our Internet website.

        We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's Internet website as listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, filed with the Commission (File No. 001-06571) pursuant to the Exchange Act are incorporated by reference in this prospectus: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2011; (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; (c) Current Reports on Form 8-K filed on January 13, 2012, February 9, 2012, March 30, 2012, May 25, 2012, September 13, 2012 and

November 29, 2012; (d) the following section from Schering-Plough Corporation's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009: "Financial Statements" appearing on pages 2 through 25; and (e) the audited financial statements for the year ended December 31, 2008 for Schering-Plough Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2008.

        Also, all documents filed by us with the Commission under File No. 001-06571 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus and prior to termination of the offering to which this prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide, without charge, copies of any document incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Merck & Co., Inc.
P.O. Box 100—WS 3AB-05
Whitehouse Station, NJ 08889-0100 USA
908-423-4840
Attention: Stockholder Services Department

        Information on our website is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

$6,500,000,000

Merck & Co., Inc.

$1,000,000,000 0.700% Notes due 2016
$500,000,000 Floating Rate Notes due 2016
$1,000,000,000 1.300% Notes due 2018
$1,000,000,000 Floating Rate Notes due 2018
$1,750,000,000 2.800% Notes due 2023
$1,250,000,000 4.150% Notes due 2043

BNP PARIBAS
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Morgan Stanley
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Citigroup
Credit Suisse
Goldman, Sachs & Co.
HSBC
RBS
UBS Investment Bank
Drexel Hamilton
Santander
Societe Generale
Standard Chartered Bank
SMBC Nikko
US Bancorp
Wells Fargo Securities
The Williams Capital Group, L.P.

May 15, 2013